SCHEDULE 14a
                               (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                           (Amendment No.        )

Filed by Registrant   X
Filed by a Party other than the Registrant ___
Check the appropriate box:
___   Preliminary Proxy Statement
___   Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e) (2))
 X    Definitive Proxy Statement
___   Definitive Additional Materials
___   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          Emerson Radio Corp.
                (Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement, If Other Than the Registrant) Payment of Filing Fee (Check the appropriate box):
 X    No fee required.
___   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transactions applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total Fee Paid

___   Fee paid previously with preliminary materials.
___ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:

      (2)  Form, Schedule or Registration Statement No:

      (3)  Date Filed:


                            EMERSON RADIO CORP.
                              Nine Entin Road
                                P.O. Box 430
                      Parsippany, New Jersey 07054-0430

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD FEBRUARY 24, 2000

      As a stockholder of Emerson Radio Corp. (the "Company"), you are hereby given notice of and invited to attend in person or by proxy the Annual Meeting of Stockholders of the Company to be held at Bent Tree Country Club, 5201 Westgrove Drive, Dallas, Texas 75248, on Thursday, February 24, 2000 at 1:00 p.m. (Central Standard Time), for the following purposes:

     1.   To elect five directors for a one-year term; and

     2. To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

      The Board of Directors has fixed the close of business on January 12, 2000 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at such meeting and any adjournment(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at such meeting. The transfer books of the Company will not be closed.

      You are cordially invited to attend the meeting. However, whether or not you expect to attend the meeting, management desires to have the maximum representation at the meeting and respectfully requests that you date, execute and mail promptly the enclosed proxy in the enclosed stamped envelope for which no additional postage is required if mailed in the United States. A proxy may be revoked by a stockholder any time prior to its use as specified in the enclosed proxy statement.

                         By Order of the Board of Directors


                         ELIZABETH J. CALIANESE,
                         Vice President-Human Resources
                         and Secretary

Parsippany, New Jersey
January 13, 2000

                             YOUR VOTE IS IMPORTANT.
                     PLEASE EXECUTE AND RETURN PROMPTLY THE
              ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED HEREIN.

                           EMERSON RADIO CORP.
                          _____________________

                             PROXY STATEMENT
                          _____________________

               FOR THE ANNUAL MEETING OF STOCKHOLDERS
                   TO BE HELD FEBRUARY  24, 2000
                         _____________________


To Our Stockholders:

      This Proxy Statement is furnished to stockholders of Emerson Radio Corp. (the "Company" or "Emerson") for use at the Annual Meeting of Stockholders to be held at the date, time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders, or at any adjournment or adjournments thereof (the "Annual Meeting"). The enclosed proxy is solicited on behalf of the Board of Directors of the Company and is subject to revocation at any time prior to the voting of the proxy. Unless a contrary choice is indicated, all duly executed proxies received by the Company will be voted in accordance with the instructions set forth on the back side of the proxy card. The record of stockholders entitled to vote at the Annual Meeting was taken at the close of business on January 12, 2000 (the "Record Date"). The approximate date on which this Proxy Statement and the enclosed proxy are first being sent or given to stockholders is January 14, 2000.

         VOTING PROCEDURES AND REVOCABILITY OF PROXIES

      The accompanying proxy card is designed to permit each stockholder of record at the close of business on January 12, 2000 to vote in the election of directors. The proxy card provides space for a stockholder to vote in favor of or to withhold voting for the nominees for the Board of Directors. The election of directors will be decided by a plurality vote.

      The holders of a majority of the outstanding shares of common stock, par value $.01 per share (the "Common Stock") entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned from time to time until a quorum is obtained. Shares as to which authority to vote has been withheld with respect to the election of any nominee for director will not be counted as a vote for such nominee. Broker nonvotes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. A broker nonvote will have no effect on the outcome of the election of directors. Stockholders are urged to sign the accompanying form of proxy and return it promptly.

      When a signed card is returned with choices specified with respect to voting matters, the shares represented are voted by the proxies designated on the proxy card in accordance with the stockholder's instructions. The proxies for the stockholders are Geoffrey P. Jurick and John P. Walker. A stockholder desiring to name another person as his or her proxy may do so by crossing out the name of the designated proxies and inserting the name(s) of such other person(s) to act as his or her proxy(ies). In that case, it will be necessary for the stockholder to sign the proxy card and deliver it to the person named as his or her proxy and for the person so named to be present and vote at the Annual Meeting. Proxy cards so marked should not be mailed to the Company.

      If a signed proxy card is returned and the stockholder has made no specifications with respect to voting matters, the shares will be voted for the election of the five nominees for director and, at the discretion of the proxies, on any other matter that may properly come before the Annual Meeting or any adjournment(s). Valid proxies will be voted at the Annual Meeting and at any adjournment in the manner specified.

     Any stockholder of the Company has the unconditional right to revoke his or her proxy at any time prior to the voting thereof by any act inconsistent with the proxy, including notifying the Secretary of the Company in writing, executing a subsequent proxy, or personally appearing at the Annual Meeting and casting a contrary vote. However, no revocation shall be effective unless notice of such revocation has been received by the Company at or prior to the Annual Meeting.

     The total issued and outstanding capital stock of the Company as of January 12, 2000 consisted of 47,828,215 shares of Common Stock. Each share of Common Stock is entitled to one vote.

                              ELECTION OF DIRECTORS

      Five directors are proposed to be elected at the Annual Meeting. If elected, each director will hold office until the next annual meeting of stockholders or until his successor is elected and qualified. The election of directors will be decided by a plurality vote. All nominees have consented to serve if elected. If any nominee becomes unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend, the Board may reduce the number of directors to eliminate the vacancy, or the Board may fill the vacancy at a later date after selecting an appropriate nominee. Management has no reason to believe that any of the nominees named below will be unable to serve.

     Nominations for election to the Board of Directors may be made by the Board of Directors, a nominating committee appointed by the Board of Directors or by any stockholder entitled to vote for the election of directors. Nominations made by stockholders must be made by written notice to the Secretary of the Company at its corporate offices in Parsippany, New Jersey. Such notice shall set forth as to each proposed nominee who is not an incumbent director: (a) the name, age, business address and, if known, residence address of each nominee proposed in such notice; (b) the principal occupation or employment of each such nominee;
(c) the number of shares of Common Stock of the Company that are beneficially owned by each such nominee and the nominating stockholder; and (d) any other information concerning the nominee that must be disclosed of nominees in proxy solicitations pursuant to Rule 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Any such recommendation must be accompanied by a written statement from the individual giving his or her consent to be named as a candidate and, if nominated and elected, to serve as a director.

      The nominees named below were nominated for election to the Board of Directors of the Company by the current Board of Directors. All nominees are currently directors of the Company. The name, age (as of January 12, 2000), business experience and public directorships of each nominee for director are as follows:


                           Year
                           First
                           Became
Name                  Age  Director    Principal Occupation or Employment (1)

Robert H. Brown, Jr.  46   1992        President, Chief Executive Officer of
                                       Frost Securities, Inc. (2)
Peter G. Bunger       59   1992        Consultant(3)
Jerome H. Farnum      64   1992        Consultant(4)
Stephen H. Goodman    55   1999        President, Chief Executive Officer of
                                       The Singer Company, N.V.(5)
Geoffrey P. Jurick    58   1990        Chairman of the Board, Chief Executive
                                       Officer and President of the Company(6)


(1) Each of the nominees has held the position listed, or a similar position with the same or an affiliated organization, for at least the last five years, except as otherwise noted herein.

(2) Robert H. Brown, Jr. has been a Director since July 1992. Since January 1999, Mr. Brown has been President and Chief Executive Officer of Frost Securities, Inc., an investment banking firm. From July 1998 to January 1999,
Mr.  Brown  was President of RHB Capital, LLC.  From January 1990 to July  1998,
Mr. Brown held a variety of positions with Dain Rauscher, formerly Rauscher Pierce Refsnes, Inc. ("Rauscher"), including Senior Vice President and Director of the Corporate Finance Department and Executive Vice President of Capital Markets. Since April 1996, Mr. Brown has been a Director of Claimsnet.com, which is traded on the Nasdaq Stock Market. From May 1993 through March 1999, Mr. Brown served as a Director of Stevens Graphics Corp., which is traded on the American Stock Exchange.

(3)   Peter  G.  Bunger has been a Director since July 1992.   Since  1990,  Mr.
Bunger has been a consultant with Savarina AG, engaged in the business of portfolio management monitoring in Zurich, Switzerland. Since October 1992, Mr. Bunger has served as Director of Savarina AG, and since 1992, as Director of ISCS, a computer software company. Since December 1996, Mr. Bunger has served as a Director of Sport Supply Group, Inc. ("SSG"), whose securities are traded on the New York Stock Exchange. The Company beneficially owns approximately 40% of the issued and outstanding common shares of SSG. See "Certain Relationships and Related Transactions".

(4) Jerome H. Farnum has been a Director since July 1992. Since July 1994, Mr. Farnum has been an independent consultant. From 1979 until 1994, Mr. Farnum served as a senior executive with several of the entities comprising the Fidenas Group, as defined below, in charge of legal and tax affairs, accounting, asset and investment management, foreign exchange relations, and financial affairs.

(5) Stephen H. Goodman has been a Director since January 1999. Since January 1998, he has been President, Chief Executive Officer and a Director of the Singer Company, N.V. ("Singer"), an international manufacturer and distributor of consumer and industrial sewing machines and a global retailer and distributor of other consumer durable product, the common stock of which is listed on the New York Stock Exchange. From March 1986 to December 1997, Mr. Goodman held a variety of positions with Bankers Trust Company, including Managing Director, Corporate Strategy, New York and Managing Director, Strategic Advisory and Mergers & Acquisitions Business, Asia. Mr. Goodman is also a Director of a number of Singer affiliates and subsidiaries. On September 6, 1999, GM Pfaff A.G., then a subsidiary of Singer, filed a voluntary petition for relief under the reorganization provisions of the German Bankruptcy Code, in the lower court of Kaiserslautern, Germany. On September 12 and 13, 1999, Singer, and its U.S. subsidiaries, the holding companies for its foreign businesses and a number of Singer's foreign operating subsidiaries, filed voluntary petitions for relief, under the reorganization provisions of the United States Bankruptcy Code, in the United States District Court for the Southern District of New York. All of the bankruptcy petitions are still pending.

(6) Geoffrey P. Jurick has served as Director since September 1990, Chief Executive Officer since July 1992, Chairman since December 1993 and President since April 1997. Mr. Jurick also previously served as President from July 1993 to October 1994. Since December 1993, Mr. Jurick has served as a Director of Fidenas International Limited, L.L.C. and its predecessor ("FIN") and, since May 1994, as an officer and general manager of Fidenas International. Mr. Jurick has served as a Director and Chairman of GSE Multimedia Technologies Corporation ("GSE"), which is traded in the over-the-counter market, since May 1994. Since March 1996, Mr. Jurick has served as Chairman of Elision International Ltd. ("Elision"). For more than the past five years, Mr. Jurick has held a variety of senior executive positions with several of the entities comprising the Fidenas group of companies ("Fidenas Group"). Since December 1996, Mr. Jurick has served as a Director and Chairman of the Board and since January 1997 as Chief Executive Officer of SSG. See "Certain Relationships and Related Transactions".

             THE BOARD OF DIRECTORS URGES STOCKHOLDERS TO VOTE "FOR"
                EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE


                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

The following table sets forth, as of January 12, 2000, the beneficial ownership of (i) each current Director; (ii) each Officer named in the Summary Compensation Table; (iii) the Directors and Executive Officers as a group and
(iv) each stockholder known to management of the Company to own beneficially more than 5% of the Company's outstanding shares of Common Stock. Except as otherwise indicated and based upon the Company's review of information as filed with the Securities and Exchange Commission ("SEC"), the Company believes that the beneficial owners of the securities listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                        Amount and Nature           Percent of
Name and Address Of Beneficial Owners   of Beneficial Ownership(1)  Class

Geoffrey P. Jurick (2)(3)**             29,752,642                  60.9%

Fidenas International Limited, L.L.C.   29,152,542                  59.6%
831 Route 10
Suite 38, #113
Whippany, NJ 07981 (2)

Oaktree Capital Management              3,483,135                    7.1%
550 South Hope St., 22nd Fl
Los Angeles, CA   90071 (7)

Robert H. Brown, Jr. (4)**                 50,000                     *

Peter G. Bunger (4)**                      25,000                     *

Jerome H. Farnum (4)**                     25,000                     *

Stephen H. Goodman**                            -                     *

Marino Andriani (5)                        75,000                     *

Elizabeth J. Calianese (5)                 30,000                     *

John J. Raab (5)                           50,000                     *

John P. Walker(5)                         200,000                     *

All Directors and Officers             30,207,642                   61.8%
as a Group (9 persons) (6)       ______________________________________________


(*)  Less than one percent
(**) Director (All current directors are nominees for director.)

(1) Based on 47,828,215 shares of Common Stock outstanding as of January 12, 2000, plus shares of Common Stock under option of any Director or executive officer, exercisable within 60 days. Except as otherwise indicated, the beneficial ownership table does not include (i) shares of Common Stock issuable upon conversion of 3,714 shares of the Company's Series A Preferred Stock, (ii) Common Stock issuable upon conversion of certain warrants issued to the Company's former creditors, (iii) Common Stock issuable upon exercise of outstanding options, which are not currently exercisable within 60 days, (iv) Common Stock issuable upon conversion of the Company's 8-1/2% Senior Subordinated Convertible Debentures Due 2002 (the "Debentures"), or (v) Common Stock issuable upon the exercise of warrants granted to (a) Dresdner Securities (USA) Inc., or (b) First Cambridge Securities Corporation ("First Cambridge"), and/or representatives of First Cambridge it so designates or its beneficiaries.

(2)  Consists  of  15,552,542, 1,600,000 and 12,000,000 shares of  Common  Stock which were held by FIN, Elision, and GSE, respectively. FIN is record holder of an additional 847,458 shares of Common Stock and formerly held such shares as nominee. The nominee relationship has been terminated and FIN and Mr. Jurick disclaim beneficial ownership of such additional shares. Mr. Jurick indirectly owns, through a controlled holding company, approximately 95% of FIN. In addition, Mr. Jurick is the manager of FIN. FIN owns approximately 14.3% of Elision. Mr. Jurick indirectly owns, through certain holding companies and beneficial interests in affiliates, a controlling interest in each of GSE and Elision. In accordance with a Stipulation and Order of Settlement, dated June 11, 1996 (the "Stipulation"), the shares of Common Stock held by Elision and GSE were transferred and registered in the name of FIN. All of the shares owned by FIN, GSE and Elision are subject to certain restrictions. See "Certain Relationships and Related Transactions - Certain Outstanding Common Stock".

(3)  Includes options to purchase 600,000 shares of Common Stock.

(4) Comprised of options issued pursuant to the Company's 1994 Non-Employee Director Stock Option Plan. See "Security Ownership of Certain Beneficial Owners and Management--Compensation of Directors."

(5) In July 1994, the Company granted stock options to purchase 200,000 shares of Common Stock to Mr. Walker exercisable at an exercise price of $1 per share. In November 1995, Mr. Raab was granted stock options to purchase 50,000 shares of Common Stock at an exercise price of $2.875 per share.
     In April 1996, Mr.  Andriani was granted stock options to purchase
     75,000 shares of Common Stock at an exercise price of $2.563 per share and in October 1996, Ms. Calianese was granted stock options to purchase 30,000 shares of Common Stock at an exercise price of
     $2.25 per share. In May 1998, the options granted to Mr. Raab and Mr. Andriani were repriced to $1.00 per share. See "Board Report on Option
     Repricing."   In October 1999, the Company's Board of Directors  authorized granting Mr. Andriani stock options to purchase an additional 225,000 shares of Common Stock at an exercise price of $1.00 per share.
     The options vest in annual increments of one-third, commencing one year from the date of grant, and their exercise is contingent on continued employment with the Company.

(6) Includes 1,055,000 shares of Common Stock subject to unexercised stock options which were exercisable within 60 days under the Company's Stock Compensation Program. Excludes options to purchase an aggregate of 225,000 shares of Common Stock not currently exercisable within 60 days.

(7) Based on information set forth in a Schedule 13D, dated May 22, 1998, filed with the SEC by Oaktree Capital Management LLC ("Oaktree"), Kenneth Grossman and OCM Principal Opportunities Fund, L. P. as amended by Amendments 1 through 4, dated December 15, 1998, February 10, 1999,
      August 3, 1999 and December 2, 1999, respectively. Consists of common shares issuable upon conversion of the owner's holdings of the Company's Debentures if such holdings were converted into shares of the Company's Common Stock. The percentage of beneficial ownership assumes that the common shares that would be issued upon conversion are outstanding.

Board Of Directors And Committees

      The business of the Company is managed under the direction of the Board of Directors. The Board meets during the Company's fiscal year to review significant developments affecting the Company and to act on matters requiring Board approval. The Board of Directors held six formal meetings and acted by unanimous written consent five times during the fiscal year ended April 2, 1999 ("Fiscal 1999"). During Fiscal 1999, each member of the Board participated in at least 75% of all Board meetings and at least 50% of all committee meetings held during the period for which he served as a Director and/or committee member.

      During Fiscal 1999, the Board of Directors had an Audit Committee, a Compensation and Personnel Committee, an Executive Committee and a Special Committee to devote attention to specific subjects and to assist the Board in the discharge of its responsibilities. The functions of these committees and their current members are described below.

      AUDIT COMMITTEE. The Company's Audit Committee is presently comprised of Messrs. Farnum (Chairman), Brown and Goodman. The Audit Committee recommends to the Board of Directors the appointment of a firm of certified public accountants to conduct audits of the Company's consolidated financial statements and monitors the performance of such firm, reviews accounting objectives and procedures of the Company and the findings and reports of the independent certified public accountants, and makes such reports and recommendations to the Board of Directors as it deems appropriate. During Fiscal 1999, the Audit Committee met two times.

      COMPENSATION AND PERSONNEL COMMITTEE. The Compensation and Personnel Committee, which is presently comprised of Messrs. Brown (Chairman), Bunger and Farnum (i) makes recommendations to the full Board concerning remuneration arrangements for executive management; (ii) administers the Company's 1994 Stock Compensation Program; and (iii) makes such reports and recommendations, from time to time, to the Board of Directors upon such matters as the committee may deem appropriate or as may be requested by the Board. During Fiscal 1999, the Compensation Committee met two times. See "Executive Compensation and Other Information--Report of Compensation and Personnel Committee".

    EXECUTIVE COMMITTEE. The Executive Committee is presently comprised of Messrs. Brown, Bunger, Farnum and Jurick (Chairman). Mr. Goodman is an alternate member of the Committee. Subject to the provisions of the Company's By-Laws, the Executive Committee has all of the power and authority of the full Board of Directors except the following; 1.) declare or pay dividends; 2.) make, alter or repeal any By-Law of the Company; 3.) elect, appoint or remove any Directors; 4.) submit to shareholders any action that requires shareholder approval; 5.) amend or repeal any resolution adopted by the Board; and 6.) take any material action affecting the Company's operations including, but not limited to, approval of mergers and acquisitions, purchase or disposal of major Company assets, etc. During Fiscal 1999, the Executive Committee met one time.

      SPECIAL COMMITTEE. The Special Committee, presently comprised of Messrs. Brown and Goodman, was formed as part of the Stipulation to evaluate any offer to purchase the Emerson Shares which would result in a Change of Control of the Company as defined in the Company's Senior Secured Credit Facility and the Indenture governing the Debentures, as defined below. During Fiscal 1999, the Special Committee did not meet. See "Certain Relationships and Related Transactions - Certain Outstanding Common Stock".

     The Board of Directors did not have a standing nominating committee, or any other committee performing similar functions during Fiscal 1999. The functions customarily attributable to a nominating committee were performed by the Board of Directors as a whole.

Compensation of Directors

      Directors of the Company who are employees do not receive compensation for serving on the Board. Non-employee Directors are paid $10,000 per annum;
members  of  the  Compensation and Personnel Committee are  paid  an  additional
$5,000 per annum; members of the Executive Committee are paid an additional $5,000 per annum; members of the Audit Committee are paid an additional $7,500 per annum; and members of the Special Committee are paid an additional $2,500 per annum. All compensation for Directors is paid in quarterly installments.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation of Executive Officers

      The following executive compensation disclosures reflect all plan and non-plan compensation awarded to, earned by, or paid to the named executive officers of the Company. The "named executive officers" are the Company's Chief Executive Officer (the "CEO"), regardless of compensation level, and the four most highly compensated executive officers, other than the CEO, serving as such on April 2, 1999. Where a named executive officer has served during any part of Fiscal 1999, the disclosures reflect compensation for the full year in each of the periods presented.

Summary Compensation Table

      The following table summarizes for the years indicated the compensation awarded to, earned by, or paid to the named executives for services rendered in all capacities to the Company:


                                                  OTHER     SECURI-     ALL
                                                  ANNUAL    TIES        OTHER
NAME AND                                          COMPEN-   UNDER-      COMPEN-
PRINCIPAL             FISCAL                      SATION    LYING       SATION
POSITION(S)           YEAR      SALARY    BONUS   (1)       OPTIONS     (2)

GEOFFREY P. JURICK    1999      $411,600  $   -   $108,145     -        $4,844
CHAIRMAN OF THE       1998       321,407      -    125,208     -        13,059
BOARD, CHIEF          1997       443,473   38,500  121,646     -         2,207
EXECUTIVE OFFICER
AND PRESIDENT (3)

MARINO ANDRIANI       1999       385,000     -       8,400   75,000     14,032
PRESIDENT,            1998       385,000     -       8,400     -        11,656
EMERSON RADIO         1997       387,100     -       9,808   75,000     11,352
CONSUMER PRODUCTS
CORPORATION(4)

JOHN J. RAAB          1999        210,000     -       8,400   50,000     10,100
SENIOR VICE           1998        210,000     -       8,400     -         7,780
PRESIDENT-            1997        212,100     -       8,638   50,000     11,237
INTERNATIONAL (4)

ELIZABETH J.CALIANESE 1999        125,000   25,000    8,400      -        7,110
VICE PRESIDENT-       1998        102,503   10,00     8,400   30,000      1,687
HUMAN RESOURCES,      1997         95,000     -       8,400   30,000      1,425
SECRETARY AND
DEPUTY GENERAL
COUNSEL (4)

JOHN P. WALKER       1999         100,000   50,000     -         -        2,400
EXECUTIVE VICE       1998         107,692   50,000     -         -        2,721
PRESIDENT AND        1997         179,166   40,000   18,816      -        7,089
CHIEF FINANCIAL
OFFICER (5)


(1)  Consists  of   (i) car allowance and auto expenses afforded to  the  listed
     Company executive officers, including $13,063 paid to Mr. Walker in Fiscal 1997, and $8,400 to Mr. Andriani, Mr. Raab and Ms. Calianese, in Fiscal 1999, 1998 and 1997, respectively, (ii) temporary lodging expenses and associated tax gross-ups in the amount of $108,145, $125,208 and $120,573 for Mr. Jurick, for Fiscal 1999, 1998 and 1997, respectively.

(2) Consists of the Company's contribution to its 401(k) employee savings plan, group health, life insurance and disability insurance. Includes $7,170 in premiums paid in Fiscal 1998 for a life insurance policy for Mr. Jurick.

(3) Includes reimbursement of salary from SSG of $135,414 and $46,527 for Mr. Jurick in Fiscal 1998 and 1997, respectively. Pursuant to the Management Services Agreement, between SSG and the Company (the "Management Services Agreement"), effective October 18, 1997, the Company reduced Mr. Jurick's salary by $80,000 and is no longer reimbursed by SSG. See "Certain Relationships and Related Transactions - Management Services Agreement".

(4) In November 1995, Mr. Raab was granted stock options to purchase 50,000 shares of Common Stock at an exercise price of $2.875 per share. In April 1996, Mr. Andriani was granted stock options to purchase 75,000 shares of Common Stock at an exercise price of $2.563 per share and in October 1996, Ms. Calianese was granted stock options to purchase 30,000 shares of Common Stock at an exercise price of $ 2.25 per share. Mr. Raab's and Mr. Andriani's options were repriced in Fiscal 1999 to $1.00 per share. Repriced options are reported as compensation in the fiscal year they are repriced. See "Board Report on Option Repricing". In October, 1999, the Company's Board of Directors authorized granting Mr. Andriani stock options to purchase an additional 225,000 shares of Common Stock at an exercise price of $1.00 per share. The options vest in annual increments of one-third, commencing one year from the date of grant, and their exercise is contingent on continued employment with the Company.

(5) Effective January 1998, the Company no longer pays Mr. Walker's salary directly. However, pursuant to the Management Services Agreement, the Company began reimbursing SSG for Mr. Walker's salary and bonus that on an annualized basis is approximately equivalent to $100,000 and $50,000 respectively during Fiscal 1999 and 1998. See "Certain Relationships and Related Transactions - Management Services Agreement".

Option Grants During 1999 Fiscal Year

     There were no options granted to the named executives identified in the Summary Compensation table during Fiscal 1999.

Option Exercises and Holdings

      The following table provides information related to options exercised by the named executive officers during Fiscal 1999 and the number and value of options held at fiscal year end. The Company does not have any outstanding stock appreciation rights.

  Option Exercises During 1999 Fiscal Year and Fiscal Year - End Option Values


                                             Number of
                                             Secur-
                                             ities
                                             Under-
                                             lying             Value of
                                             Unexercised       Unexercised
                                             Options/          In-the-Money
                        Shares               SARs              Options/SARs
                        Acquired             at FY-End         at FY-End
                        On        Value      (#)               ($)(1)
                        Exercise  Realized   Exercisable/      Exercisable/
Name                    (#)       ($)        Unexercisable     Unexercisable

Geoffrey P. Jurick      ---       ---             600,000/0    $   0/$     0
John P.Walker           ---       ---             200,000/0    $   0/$     0
Marino Andriani         ---       ---              75,000/0    $   0/$     0
John J. Raab            ---       ---              50,000/0    $   0/$     0
Elizabeth J. Calianese  ---       ---         20,000/10,000    $   0/$     0


(1) The closing price for the Company's Common Stock as reported by the American Stock Exchange on April 2, 1999 was $ .81. Value is calculated on the basis of the difference between the closing price and the option exercise price of "in the money" options, multiplied by the number of shares of Common Stock underlying the option.

Board Report on Option Repricing

     The Board believes that the Company has taken constructive steps to improve its performance and believes that hiring and retaining key employees is central to implementing these measures. In furtherance of these goals, in May 1998, the Board reduced the per share exercise price of options previously granted to Mr. Andriani and Mr. Raab and, in October 1999, authorized granting Mr. Andriani the right to purchase an additional 225,000 shares of Common Stock at $1.00 per share. The Board concluded that the results achieved by these two executives were the basis for the repricing of options granted to them and the granting of further options to Mr. Andriani. No other provisions of these options were altered.

      In accordance with the rules of the SEC, this Option Repricing Report of the Board of Directors is not intended to be "filed" or "soliciting Material" or subject to Regulations 14A or 14C or Section 18 of the Exchange Act, or incorporated into any other filing by the Company with the SEC.

     The following table summarizes certain information concerning the repricing of options to buy the Company's Common Stock held by all executive officers:

                            Ten Year Option Repricing

                                                                       Length
                                                                       Of
                                                                       Orig-
                                                                       inal
                           Number                                      Option
                           of                                          Term
                           Secur-                                      Remain-
                           ities     Market                            ing
                           Under-    Price of    Exercise              At
                           lying     Stock at    Price       New       Date
               Date of     Options   Time of     at Time of  Exercise  of Re-
Name           Repricing   Repriced  Repricing   Repricing   Price     pricing

ELIZABETH J.   05/13/97    30,000    $0.438      $2.25       $1.00     9.4 years
 CALIANESE

MARINO         05/01/98    75,000    $0.438      $2.563      $1.00     7.9 years
 ANDRIANI

JOHN J. RAAB   05/01/98    50,000    $0.438      $2.875      $1.00     7.5 years



COMPENSATION AND PERSONNEL
COMMITTEE                               BOARD OF DIRECTORS

Robert H. Brown, Jr.                    Geoffrey P. Jurick
Peter G. Bunger                         Robert H. Brown, Jr.
Jerome H. Farnum                        Peter G. Bunger
                                        Jerome H. Farnum
                                        Stephen H. Goodman


Certain Employment Contracts

      On August 13, 1992, Geoffrey P. Jurick, Chairman, Chief Executive Officer and President of the Company, entered into five-year employment agreements ("Jurick Employment Agreements") with the Company and two of its wholly-owned subsidiaries, Emerson Radio (Hong Kong) Ltd. and Emerson Radio International Ltd. (formerly Emerson Radio (B.V.I.) Ltd.) (hereinafter, collectively the "Companies"), providing for an aggregate annual compensation of $490,000 as of April 1, 1995. Effective October 18, 1997, Mr. Jurick's employment agreement with the Company (but not the wholly owned subsidiaries) was amended and Mr. Jurick's annual salary under the Jurick Employment Agreements was reduced to $410,000. In addition to his base salary, the Jurick Employment Agreements provide that Mr. Jurick is entitled to an annual bonus upon recommendation by the Compensation and Personnel Committee of the Company's Board of Directors, subject to the final approval of the Company's Board of Directors. By letter agreement dated April 16, 1997, the terms of the Jurick Employment Agreements were extended until March 31, 2000. However, pursuant to the Settlement Agreement, hereinafter defined, Mr. Jurick's cash compensation from the Company and all subsidiaries and affiliates is limited to a total of $750,000 annually until the Settlement Amount is paid. See "Certain Relationships and Related Transactions." Pursuant to the Management Services Agreement, SSG reimbursed the Company for $0, $125,444 and $46,527 in salary payments made to Mr. Jurick in Fiscal 1999, 1998 and 1997, respectively, for the benefit of SSG. The Management Services Agreement was amended as of October 18, 1997 to provide that SSG will no longer reimburse the Company for any of Mr. Jurick's salary payments, but will pay Mr. Jurick directly. See "Certain Relationships and Related Transactions - Management Services Agreement".

      Subject to certain conditions, each of the Jurick Employment Agreements grants to Mr. Jurick severance benefits, through expiration of the respective terms of each of such agreements, commensurate with Mr. Jurick's base salary, in the event that his employment with the Companies terminates due to permanent disability, without cause or as a result of constructive discharge (as defined therein). In the event that Mr. Jurick's employment with the Companies terminates due to termination for "cause", because Mr. Jurick unilaterally terminates the agreements or for reasons other than constructive discharge or permanent disability, Mr. Jurick shall only be entitled to base salary earned through the applicable date of termination. If Mr. Jurick was to be terminated due to permanent disability, without cause or as a result of constructive discharge, the estimated dollar amount to be paid after April 2, 1999, based on the terms of the employment contract, would be $410,000. However, the estimated amount to be paid is subject to certain limitations under the Settlement Agreement. See "Certain Relationships and Related Transactions - Certain Outstanding Common Stock".

      As of April 1, 1994, John P. Walker, Executive Vice President and Chief Financial Officer, entered into a three-year employment agreement with the Company providing for an annual compensation of $165,000 as of April 1, 1995 and increased to $210,000 effective April 1, 1996, which was amended and extended in April 1997 ("Walker Employment Agreement"). Effective January 15, 1998, the Walker Employment Agreement was terminated and the Management Services Agreement with SSG was amended to provide that the Company will reimburse SSG for a portion of Mr. Walker's salary and bonus, if any, thus discontinuing the Company's direct payments to Mr. Walker .

Compensation Committee Interlocks and Insider Participation

      The Compensation and Personnel Committee, which is presently comprised of Messrs. Brown, Bunger and Farnum, (i) makes recommendations to the full Board concerning remuneration arrangements for executive management; (ii) administers the Company's 1994 Stock Compensation Program; and (iii) makes such reports and recommendations, from time to time, to the Board of Directors upon such matters as the committee may deem appropriate or as may be requested by the Board.

      Geoffrey P. Jurick serves as Chairman of the Board and Chief Executive Officer of the Company and SSG. John P. Walker serves as Executive Vice President and Chief Financial Officer of the Company and as President and Director of SSG. Mr. Bunger, who is a Director of the Company and SSG, serves on the Compensation Committees of the Company and SSG. Geoffrey P. Jurick was also a member of the Company's Board of Directors during Fiscal 1999 and participated in deliberations concerning executive officer compensation.

Report of Compensation and Personnel Committee

      The Compensation and Personnel Committee of the Board of Directors (the "Compensation Committee"), which contains three non-employee Directors, oversees the Company's executive compensation strategy. The strategy is implemented through policies designed to support the achievement of the Company's business objectives and the enhancement of stockholder value. The Compensation Committee reviews, on an ongoing basis, all aspects of executive compensation.

      The Compensation Committee's executive compensation policies support the following objectives:

   -- The reinforcement of management's concern for enhancing stockholder value.

   --  The attraction and retention of qualified executives.

   -- The provision of competitive compensation opportunities for exceptional performance.

The basic elements of the Company's executive compensation strategy are:

           Base salary. Base salaries for the executive managers of the Company represent compensation for the performance of defined functions and assumption of defined responsibilities. The Compensation Committee reviews each executive's base salary on an annual basis. In determining salary adjustments, the Compensation Committee considers the Company's growth in earnings and revenues and the executive's performance level, as well as other factors relating to the executive's specific responsibilities. Also considered is the executive's position, experience, skills, potential for advancement, responsibility, and current salary in relation to the expected level of pay for the position. The Compensation Committee exercises its judgment based upon the above criteria and does not apply a specific formula or assign a weight to each factor considered.

           Annual incentive compensation. At the beginning of each year, the Board of Directors establishes performance goals of the Company for that year, which may include target increases in sales, net income and earnings per share, as well as more subjective goals with respect to marketing, product introduction and expansion of customer base.

           Long-term incentive compensation. The Company's long-term incentive compensation for management and employees consists of the 1994 Stock Compensation Program.

      The Compensation Committee views the granting of stock options as a significant method of aligning management's long-term interests with those of the stockholders. The Compensation Committee determines awards to executives based on its evaluation of criteria that include responsibilities, compensation, past and expected contributions to the achievement of the Company's long-term performance goals. Stock options are designed to focus executives on the long-term performance of the Company by enabling executives to share in any increases in value of the Company's stock.

       The Compensation Committee encourages executives, individually and collectively, to maintain a long-term ownership position in the Company's stock. The Compensation Committee believes this ownership, combined with a significant performance-based incentive compensation opportunity, forges a strong linkage between the Company's executives and its stockholders.

Compensation of the Chief Executive Officer

      Mr. Geoffrey P. Jurick is the Chief Executive Officer, Chairman of the Board of Directors and President of the Company. The Compensation Committee considered the Company's results in all aspects of its business, and the terms of his employment agreement with the Company, in its review of Mr. Jurick's performance during Fiscal 1999.

              Mr. Jurick's annual compensation for Fiscal 1999, comprised of annual base salary of $411,600, is consistent with the Committee's targeted annual compensation level and with the limitations established by the Settlement Agreement (See "Certain Relationships and Related Transactions - Certain Outstanding Common Stock"). Mr. Jurick's salary from the Company was reduced by $80,000 in Fiscal 1998 as a result of SSG paying Mr. Jurick directly (See "Certain Relationships and Related Transactions - Management Services Agreement"). The terms and conditions of Mr. Jurick's employment agreement are discussed above. See "Executive Compensation and Other Information - Certain Employment Contracts".

Policy on Qualifying Compensation

      Section  162(m)  of  the Internal Revenue Code of 1986,  as  amended  (the
"Code"), for tax years beginning on or after January 1, 1994, provides that public companies may not deduct in any year compensation in excess of $1 million paid to any of the individuals named in the Summary Compensation Table that is not, among other requirements, "performance based," as defined in Section 162(m). None of the named individuals received compensation in excess of $1 million during Fiscal 1999, 1998 or 1997. The Company's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the Board of Directors believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the Company's success. Consequently, the Board of Directors recognizes that the loss of a tax deduction could be necessary in some circumstances.


                      COMPENSATION AND PERSONNEL COMMITTEE

                         Robert H. Brown, Jr., Chairman
                                 Peter G. Bunger
                                Jerome H. Farnum


      The foregoing report of the Compensation and Personnel Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under either act.


                      COMPARISON OF CUMULATIVE TOTAL RETURN

Performance Graph

      The graph below compares the cumulative total stockholders' return on the Company's Common Stock for the period December 22, 1994 (the date on which the Company's Common Stock began trading on the American Stock Exchange) to April 2, 1999, with the cumulative total return over the same period of the American Stock Exchange and a peer group of companies. Companies used to construct the peer group index are Cobra Electronics Corp., Matsushita Electric Industrial Co. Ltd., Recoton Corp. and Sony Corp. Philips Electronics NV and Zenith Electronics Corp. were deleted from the peer group because their stocks were no longer traded. Recoton Corp. was added to the peer group. In selecting companies to be part of the peer group, the Company focuses on publicly traded companies that design electronic products, which have characteristics similar to the Company's in terms of one or more of the following: type of product, distribution channels, sourcing or sales volume. The peer group assumes the investment of $100 in the Company's Common Stock, on December 22, 1994 and reinvestment of all dividends. The information in the graph was provided by Media General Financial Services ("MGFS"). The comparison of the returns is as follows:

                    COMPARISON OF CUMULATIVE TOTAL RETURN OF
          EMERSON RADIO CORP., PEER GROUP INDEX AND BROAD MARKET INDEX

                               FISCAL YEAR ENDING

COMPANY/INDEX/MARKET     1994  1995     1996     1997     1998    1999

Emerson Radio Corp.      100   135.14   110.81    45.95    18.92   35.14
Peer Group Index         100    95.11   106.39   108.68   122.39  141.70
NASDAQ Market Index      100   102.95   138.47   154.92   234.12  305.95


The Customer Selected Stock List is made up of the following securities:
COBRA ELECTRONICS CORP.
MATSUSHITA ELECTRIC INDUSTRIES CO.
RECOTON CORP.
SONY CORP.

The stock price performance depicted in the above graph is not necessarily indicative of future price performance. The Corporate Performance Graph will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates the graph by reference.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Sport Supply Group, Inc.

      The Company and Emerson Radio (Hong Kong) Ltd. ("Emerson HK"), the Company's wholly owned subsidiary, own 2,269,500 shares, or approximately 31%, of the issued and outstanding shares of SSG Common Stock. The Company also owns 5-year warrants to acquire an additional 1,000,000 shares of SSG Common Stock at an exercise price of $7.50 per share, subject to standard anti-dilution adjustments ("Warrants"). If all of the Warrants are exercised by the Company, the Company will own approximately 40% of the issued and outstanding shares of SSG Common Stock.

     SSG's Board of Directors now includes the following people that are associated with the Company: Geoffrey P. Jurick, Chairman, Chief
Executive  Officer  and President  of  Emerson  and  Chairman  and
Chief  Executive  Officer  of   SSG; John  P. Walker, Executive
Vice President and Chief Financial Officer of Emerson and President and a Director of SSG; and Peter G. Bunger, a Director of both companies and member of the Compensation Committee of each Company. Mr. Jurick has employment agreements with the Company and SSG. Messrs. Jurick and Walker split their time between the two companies.

Management Services Agreement - Sport Supply Group, Inc.

      During Fiscal 1997, SSG and the Company entered into a Management Services Agreement, which was amended in Fiscal 1998, in an effort to utilize SSG's excess capacity and to enable the Company to reduce certain costs. The Management Services Agreement implements a program whereby SSG performs certain services for the Company in exchange for a fee. The services include payroll, banking, computer/management information systems, payables processing, warehouse services (including subleasing warehouse storage space), provision of office space, design services and financial management services. The Management Services Agreement may be terminated by either party upon sixty (60) days' prior notice. Termination of the Management Services Agreement could have a material adverse effect on the Company and its results of operations. The Company was billed $636,000, $272,000 and $3,000 for services provided with respect to the above mentioned agreement during Fiscal 1999, 1998 and 1997 respectively. Effective October 18, 1997, SSG began paying Mr. Jurick directly for his services. Effective January 15, 1998, the Company began reimbursing SSG for base salary and bonus paid to Mr. Walker for the Company's benefit in lieu of paying Mr. Walker directly. The Company billed SSG approximately $135,000 and $47,000 towards Mr. Jurick's salary during Fiscal 1998 and 1997, respectively.

Certain Outstanding Common Stock

     Pursuant to the Company's bankruptcy restructuring plans on March 31, 1994, 30 million shares of the Company's Common Stock were issued to GSE Multimedia Technologies Corporation ("GSE"), Fidenas International Limited, L.L.C. ("FIN") and Elision International, Inc. ("Elision"). GSE, FIN and Elision (the "Affiliated Entities") are all affiliates of Geoffrey P. Jurick, the Company's Chairman of the Board, Chief Executive Officer and President. On June 11, 1996, a Stipulation of Settlement and Order (the "Settlement Agreement") was executed in proceedings before the United States District Court for the District of New Jersey, which settled various legal proceedings in Switzerland, the Bahamas and the United States. The Settlement Agreement provides for, among other things, the payment by Mr. Jurick and his Affiliated Entities of $49.5 million to various claimants of Mr. Jurick and the Affiliated Entities (the "Creditors"), to be paid from the proceeds of the sale of certain of the 29.2 million shares of Emerson common stock (the "Settlement Shares") owned by the Affiliated Entities. In addition, Mr. Jurick is to be paid the sum of $3.5 million from the sale of the Settlement Shares. The Settlement Agreement provides that the Settlement Shares are to be sold over an indeterminate period of time by a financial advisor, TM Capital (the "Advisor") pursuant to a marketing plan taking into consideration (i) the interests of Emerson's minority stockholders, and (ii) the goal of generating sufficient proceeds to pay the Creditors and Mr. Jurick as quickly as possible. The Settlement Shares have been divided into two pools. The Pool A Shares currently consist of 15.3 million shares of Emerson's common stock. The Pool B Shares currently consist of the number of Emerson shares with respect to which Mr. Jurick must retain beneficial ownership of voting power to avoid an event of default arising out of a change of control pursuant to the terms of the Company's Loan and Security agreement ("Senior Secured Credit Facility") with a U.S. financial institution (the "Lender") and/or the Indenture governing the Company's 8-1/2% Senior Subordinated Convertible Debentures Due 2002 (the "Debentures"). Sales of the Settlement Shares may be made pursuant to a registered offering if the sales price is not less than 90% of the average of the three most recent closing prices (the "Average Closing Price"), or, other than in a registered offering, of up to 1% per quarter of the Emerson common stock outstanding, if the sales price is not less than 90% of the Average Closing Price. Any other attempted sales are subject to the consent of the Company, Mr. Jurick, the Creditors, and, if necessary, the United States District Court in Newark, New Jersey.

              All of the Settlement Shares secure payment of the $49.5 million owed to the Creditors on a first priority basis. Any Creditor may apply to the Court for an order to terminate the Settlement Agreement if certain events occur. Such events include, without limitation, delisting of the Settlement Shares from a national securities exchange or a determination that there is no reasonable prospect that the goals contemplated by the Settlement Agreement can be achieved. In November 1997, Petra Stelling and Barclays Bank filed a motion with the Court for an order (i) terminating the Settlement Agreement on the ground that there is no reasonable prospect that the goals contemplated by the Settlement Agreement can be accomplished, and (ii) granting the Creditors authorization to exercise all the rights and remedies provided by the Settlement and Pledge Agreements in the event of termination including authorizing the Collateral Agent to sell the Emerson Shares to fund payment of the Settlement Amount and to vote the Emerson Shares pending such sale, directing the entry and release of the Consent Judgments, authorizing Petra Stelling to enforce the Swiss Judgment and for such other relief as the Court deems appropriate. The Company and Mr. Jurick responded, the Creditors replied and several hearings were held in 1998. Pursuant to the terms of a Letter of Intent, dated August 3, 1999, between the Company, Mr. Jurick and Oaktree Capital Management, LLC, and certain of its affiliated entities ("Oaktree") and an Option Agreement, dated as of August 3, 1999, among Oaktree, Petra Stelling, Barclays Bank and Thomas Hackett, Official Liquidator of Fidenas International Bank Limited
("Fidenas Liquidator"), 1.) Oaktree would acquire all claims held by the Creditors of Mr. Jurick for $20 million; 2.) Oaktree would purchase the Company's entire ownership interest in SSG for approximately $15,000,0000 in cash, the surrender by Oaktree of $13.9 million of Emerson Debentures and an exit consent amending certain provisions of the Indenture; 3.) the Company would purchase up to $23 million of its outstanding Common Stock through a self-tender offer at a price of not less that $1.00 per share; 4.) Mr. Jurick would tender his shares into the tender offer but would not sell shares having a value of more than $18.8 million, regardless of the proration provisions of the tender;
and, 5.) Mr. Jurick would use the funds received from the self-tender by the Company to purchase such claims from Oaktree thereby eliminating the need for him to sell his Emerson shares. On December 1, 1999, Oaktree advised that it had decided not to exercise its option to purchase Emerson's ownership interest in SSG. No decision on the Creditors' motion has been rendered by the Court and a further hearing has been scheduled for January 24 and 25, 2000.

      If the Court enters an order terminating the Settlement Agreement, the Creditors may take any action permitted by law to execute the Consent Judgments given to them in connection with the Settlement Agreement to collect the unpaid balance (including, without limitation, foreclosing on the Settlement Shares). If the Creditors foreclose on the Settlement Shares and such foreclosure results in a change of control (as defined in the Senior Secured Credit Facility), such foreclosure will be deemed an event of default under the Company's Senior Secured Credit Facility entitling the holders to accelerate payment of such indebtedness. In addition, if a change of control (as defined in the Indenture governing the Debentures) occurs, each of the holders of the Debentures, subject to the right of the Senior Secured Creditors to impose a 120 day payment block, has the right to require the Company to repurchase its Debentures at the par value thereof plus accrued but unpaid interest. Such repurchases may have a material adverse effect on the Company's future business activities. Furthermore, a change of control will severely limit the Company's ability to utilize existing tax net operating losses (NOL's) affecting loss and foreign tax credit limitations provided by the Internal Revenue Code.

Swiss Proceeding Involving Certain Directors

     In 1994, two of the Creditors, Petra and Donald Stelling (the "Stellings"), filed a complaint with the Swiss Authorities claiming that Geoffrey P. Jurick, Jerome H. Farnum and Peter G. Bunger had engaged in improper activities in connection with the financing of the Company's Plan of Reorganization. These allegations also had formed the basis for a number of the claims made by the Creditors which were settled in 1996 and which are desribed herein under the heading "Certain Outstanding Common Stock". In December 1999, the Swiss Tribunal dismissed all charges against Messrs. Jurick, Farnum and Bunger. The Swiss Tribunal did find, however, that Messrs. Jurick and Farnum had engaged in banking operations in Switzerland without all appropriate licenses and fined them apporximately $12,500 and $5,000, respectively.

Future Transactions and Loans

      The Company has adopted a policy that all future affiliated transactions and loans will be made or entered into on terms no less favorable to the Company than those that can be obtained from unaffiliated third parties. In addition, all future affiliated transactions and loans, and any forgiveness of loans, must be approved by a majority of the independent outside members of the Company's Board of Directors who do not have an interest in the transactions.


                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended ("Section 16(a)") requires the Company's Officers and Directors, and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC and the American Stock Exchange. Officers, Directors and greater than 10% stockholders are required by certain regulations to furnish the Company with copies of all
Section 16(a) forms they file.

      Based solely on its review of the copies of such forms received by it, the Company believes that, during the year ended April 2, 1999, its Officers, Directors and greater than 10% beneficial owners have complied with all applicable filing requirements with respect to the Company's equity securities.


                              STOCKHOLDER PROPOSALS

      A proper proposal submitted by a stockholder in accordance with applicable rules and regulations for presentation at the Company's next annual meeting that is received at the Company's principal executive office by June 19, 2000 will be included in the Company's proxy statement and form of proxy for that meeting. If a stockholder desires to bring a proposal before the next annual meeting and such proposal is not timely submitted for inclusion in the Company's proxy statement, the proposal must be received by the Company no later than August 1, 2000.


                        PERSONS MAKING THE SOLICITATION

      The enclosed proxy is solicited on behalf of the Board of Directors of the Company. The cost of soliciting proxies in the accompanying form will be paid by the Company. Officers of the Company may solicit proxies by mail, telephone or telegraph. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of the Common Stock. The Company has retained the services of American Stock Transfer & Trust Company to solicit proxies by mail, telephone, telegraph or personal contact. The estimated cost of the solicitation will be approximately $20,000 plus out-of-pocket expenses.


                        INDEPENDENT PUBLIC ACCOUNTANTS

      Ernst & Young LLP, independent certified public accountants, has been selected by the Board of Directors as the Company's independent auditor for the current year. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions.

                         OTHER MATTERS

      The Board of Directors is not aware of any matter to be presented for action at the meeting other than the matters set forth herein. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of the Company.

                              FINANCIAL STATEMENTS

     THE COMPANY WILL PROVIDE A COPY OF THE COMPANY'S ANNUAL REPORT ON
FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 2, 1999 (EXCLUSIVE OF EXHIBITS), WITHOUT CHARGE, TO EACH PERSON TO WHOM A COPY OF THIS PROXY STATEMENT
IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON. REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS (ATTENTION: ELIZABETH J. CALIANESE, VICE PRESIDENT-HUMAN RESOURCES AND SECRETARY), EMERSON RADIO CORP.,
NINE ENTIN ROAD, PARSIPPANY, NEW JERSEY  07054.

                              By Order of the Board of Directors,


                              ELIZABETH J. CALIANESE
                              Vice President-Human Resources
                              and Secretary

January 13, 2000